Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Incorporation State
Adept Reality, LLC (dba Adept Reality Learning)	Nevada
Qreal, LLC (dba QReal)	Nevada
KreatAR, LLC (dba PostReality)	Nevada
Foretell Studios, LLC (dba Foretell Reality)	Nevada
In-It, VR LLC (dba Mezmos, in-active)	Nevada
D6 VR, LLC	Nevada
Immersive Health Group, LLC	Nevada
Number 9, LLC (dba Pagoni VR)	Nevada
Early Adopter, LLC	Nevada
MotionZone, LLC (in-active)	Nevada
Glimpse Group Yazilim ve ARGE Ticaret Anonim Sirketi (Glimpse Turkey)	Turkey
Brightline Interactive, LLC	Nevada
XR Terra, LLC	Nevada
Sector 5 Digital, LLC	Nevada
PuploAR, LLC (Subsidiary of Qreal, LLC)	Nevada